CHAPMAN AND CUTLER
                     111 WEST MONROE STREET
                    CHICAGO, ILLINOIS  60603



                           May 9, 1997



Nike Securities L.P.
1001 Warrenville Road
Lisle, Illinois  60532

The Chase Manhattan Bank
4 New York Plaza, 6th Floor
New York, New York  10004-2413


     Re:  The First Trust Special Situations Trust, Series 200

Gentlemen:

     We have acted as counsel for Nike Securities L.P., Depositor of The First Trust Special Situations Trust, Series 200 (the "Fund"), in connection with the issuance of units of fractional undivided interests in the Trusts of said Fund (the "Trust"), under a Trust Agreement, dated May 9, 1997 (the "Indenture"), among Nike Securities L.P., as Depositor, The Chase Manhattan Bank, as Trustee and First Trust Advisors L.P., as Evaluator and Portfolio Supervisor.

     In this connection, we have examined the Registration Statement, the form of Prospectus proposed to be filed with the Securities and Exchange Commission, the Indenture and such other instruments and documents we have deemed pertinent. The opinions expressed herein assume that the Trusts will be administered, and investments by the Trusts from proceeds of subsequent deposits, if any, will be made, in accordance with the terms of the Indenture. The Trust holds Equity Securities as such term is defined in the Prospectus.

     Based upon the foregoing and upon an investigation of such matters of law as we consider to be applicable, we are of the opinion that, under existing federal income tax law:

      I. Each Trust is not an association taxable as a corporation for Federal income tax purposes; each Unit holder will be treated as the owner of a pro rata portion of each of the assets of a Trust under the Internal Revenue Code of 1986 (the "Code"); the income of such Trust will be treated as income of the Unit holders thereof under the Code. Each Unit holder will be considered to have received his pro rata share of income derived from each Trust asset when such income is received by the Trust.

    II. Each Unit holder will recognize a gain or loss (subject to various non-recognition provisions under the Code) when the Trust disposes of an Equity Security (whether by sale, exchange, liquidation, redemption, or otherwise) or upon the sale or redemption of Units by such Unit holder, except to the extent an in kind distribution of stock is received by such Unit holder from a Trust as discussed below. The price a Unit holder pays for his Units, generally including sales charges, is allocated among his pro rata portion of each Equity Security held by such Trust (in proportion to the fair market values thereof on the valuation date closes to the date the Unit holder purchases his Units) in order to determine his tax basis for his pro rata portion of each Equity Security held by such Trust. It should be noted that certain legislative proposals have been made which could affect the calculation of basis for Unit holders holding securities that are substantially identical to the Equity Securities. Unit holders should consult their own tax advisors with regard to calculation of basis. For Federal income tax purposes, a Unit holder's pro rata portion of dividends as defined by Section 316 of the Code, paid by a corporation with respect to an Equity Security held by the Trust are taxable as ordinary income to the extent of such corporation's current and accumulated "earnings and profits." A Unit holder's pro rata portion of dividends paid on such Equity Security which exceeds such current and accumulated earnings and profits will first reduce a Unit holder's tax basis in such Equity Security, and to the extent that such dividends exceed a Unit holder's tax basis in such Equity Security shall be treated as capital gain. In general, any such capital gain will be short term unless a Unit holder has held his Units for more than one year. Certain of the issuers of the Equity Securities intend to qualify under special Federal income tax rules as a "real estate investment trust" (a "REIT," shares of such issuer held by the Trust shall be referred to as the "REIT Shares"). Because Unit holders are deemed to directly own a pro rata portion of the REIT Shares as discussed above, Unit holders are advised to consult their tax advisers for information relating to the tax consequences of owning the REIT Shares. Provided such issuer qualifies as a REIT, certain distributions by such issuer on the REIT Shares may qualify as "capital gain dividends," taxable to shareholders (and, accordingly, to the Unit holders as owners of a pro rata portion of the REIT Shares) as long-term capital gains, regardless of how long a shareholder has owned such shares. In addition, distributions of income or capital gains declared on REIT Shares in October, November, or December will be deemed to have been paid to shareholders (and, accordingly, to the Unit holders as owners of a pro rata portion of the REIT Shares) on December 31, of the year they are declared, even when paid by the REIT during the following January and received by shareholders or Unit holders in such following year.

    III. A Unit holder's portion of gain, if any, upon the sale or redemption of Units or the disposition of Equity Securities held by the Trust will generally be considered a capital gain except in the case of a dealer or a financial institution and will be generally long-term if the Unit holder has held his Units for more than one year. However, any loss realized by a Unit holder with respect to the disposition of his pro rata portion of the REIT Shares, to the extent such Unit holder has owned his Units for less than six months or the Trust has held the REIT Shares for less than six months, will be treated as long-term capital loss to the extent of such Unit holder's pro rata portion of any capital gain dividends received (or deemed to have been received) with respect to the REIT Shares. A Unit holder's portion of loss, if any, upon the sale or redemption of Units or the disposition of Equity Securities held by the Trust will generally be considered a capital loss (except in the case of a dealer or a financial institution) and will be generally long-term if the Unit holder has held his Units for more than one year. Unit holders should consult their tax advisers regarding the recognition of gains and losses for Federal Income tax purposes.

      IV Under the Indenture, under certain circumstances, a Unit holder tendering Units for redemption may request an in kind distribution of Equity Securities upon the redemption of units or upon the termination of the Trust. As previously discussed, prior to the redemption of Units or the termination of a Trust, a Unit holder is considered as owning a pro rata portion of each of the particular Trust's assets. The receipt of an in kind distribution will result in a Unit holder receiving an undivided interest in whole shares of stock and possibly cash. The potential federal income tax consequences which may occur under an in kind distribution with respect to each Equity Security owned by the trust will depend upon whether or not a Unit holder receives cash in addition to Securities. A "Equity Security" for this purpose is a particular class of stock issued by a particular corporation. A Unit holder will not recognized gain or loss if a Unit holder only receives Equity securities in exchange for his or her pro rata portion in the Equity Securities held by the Trust. However, if a Unit holder also receives cash in exchange for a fractional share of a Equity Security held by the Trust, such Unit holder will generally recognize gain or loss based upon the difference between the amount of cash received by the Unit holder and his tax basis in such fractional share of an Equity Security held by the Trust. The total amount of taxable gains (or losses) recognized upon such redemption will generally equal the sum of the gain (or loss) recognized upon such redemption will generally equal the sum of the gain (or loss) recognized under the rules described above by the redeeming Unit holder with respect to each Equity Security owned by a Trust.

     Each Unit holder's pro rata share of each expense paid by the Trust is deductible by the Unit holder to the same extent as though the expense had been paid directly by him, subject to the following limitation. It should be noted that as a result of the Tax Reform Act of 1986, certain miscellaneous itemized deductions, such as investment expenses, tax return preparation fees and employee business expenses will be deductible by an individual only to the extent they exceed 2% of such individual's adjusted gross income. Unit holders may be required to treat some or all of the expenses of the Trust as miscellaneous itemized deductions subject to this limitation.

     The scope of this opinion is expressly limited to the matters set forth herein, and, except as expressly set forth above, we express no opinion with respect to any other taxes, including state or local taxes or collateral tax consequences with respect to the purchase, ownership and disposition of Units.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-25329) relating to the Units referred to above and to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.
                                  Very truly yours,



                                  CHAPMAN AND CUTLER

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